Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Heritage Bankshares, Inc.

We consent to the incorporation by reference in registration statements No. 333-112214 on Form S-8 of Heritage Bankshares, Inc. of our report dated June 1, 2006, with respect to the consolidated balance sheets of Heritage Bankshares, Inc. and subsidiaries as of December 31, 2004, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years ended December 31, 2004, 2003 and 2002, which report appears in this annual report on Form 10-KSB.

/s/ PKF Witt Mares, PLC
PKF Witt Mares, PLC

Norfolk, Virginia

June 9, 2006